Exhibit 99.1

FOR RELEASE:	Contact:	Fernando Sanchez (investors)
Aug. 17, 2005 [1 p.m. PT/3 p.m. CT]		Chief Financial Officer
ArthroCare Corporation
512-391-3967

Jon Zurbey (media)
Haberman & Associates
612-372-6446
jon@habermaninc.com

ARTHROCARE PURCHASES ASSETS OF APPLIED THERAPEUTICS

Addition of wound care products to complement

ArthroCare’s rapidly growing ENT business

AUSTIN, TEXAS — Aug. 17, 2005 — ArthroCare® Corp. (Nasdaq: ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today it purchased substantially all of the business and assets and assumed certain liabilities of Applied Therapeutics, Inc., a maker of wound care products for ear, nose and throat (ENT) indications.

Applied Therapeutics’ patented carboxymethyl-cellulose (CMC)-based packing and tamponade products promote platelet aggregation directly at the wound site while remaining moist for the duration of insertion — significantly minimizing patient discomfort and re-bleeding during removal, as compared to traditional treatments.

Under the terms of the asset purchase agreement, ArthroCare purchased substantially all of the business and assets of Applied Therapeutics for $10 million in cash and a contingent payment based on Applied Therapeutics’ net revenue for the period of Feb. 1, 2006 through Jan. 31, 2007, which would be payable in the first quarter of 2007. ArthroCare anticipates the acquisition to be earnings neutral in 2005, excluding one-time closing adjustments. The company expects the product line to add at least $5 million in revenue and be modestly accretive in 2006.

In conjunction with this transaction, ArthroCare is in the final stages of formalizing a new and larger credit facility, under terms comparable to those in its existing credit agreement. This facility will be sized to fund the anticipated 2006 Opus Medical earn-out payments, the potential Applied Therapeutics earn-out payment and other strategic capital needs.

“We are excited about the purchase of Applied Therapeutics’ product line, which we have direct experience distributing in selected territories,” said Ron Underwood, vice president and general manager for ArthroCare ENT. “This experience gives us confidence that these products successfully address a large, growing market need and are compatible with and complementary to our rapidly growing, core Coblation business. Accordingly, we expect to achieve strong sales and marketing synergies with the addition of this product line as both Applied Therapeutics’ and our ENT product sets target the same call point.”

Among the assets being purchased are Applied Therapeutics’ Gel Knit™ nasal dressings and dissolvable Sinu Knit™ stents, which are used after endoscopic sinus surgery to control minor bleeding, facilitate epithelial healing and preserve the spatial integrity of the sinus. In the United States alone, more than 500,000 individuals undergo endoscopic sinus surgeries annually to treat chronic sinusitis (inflammation of the sinusal membrane).

ArthroCare is maintaining its previously announced 2005 and 2006 financial guidance at this time as the company believes this asset purchase will not materially change overall revenue or net income trends. ArthroCare plans to update guidance when it reports financial results for the third quarter ended Sept. 30, 2005.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to discuss the Applied Therapeutics asset purchase at 4:30 p.m. ET/1:30 p.m. PT today, Aug. 17, 2005. The dial-in number for the call is (888) 214-7562. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. A telephonic replay of the conference call can be accessed by dialing (800) 633-8284 and entering pass code number 21258371. The Webcast and telephonic replay will remain available through Sept. 17, 2005.

ARTICLE 12 ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine and Parallax spine products, to complement Coblation within key indications.

ARTICLE 13 SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2005 and 2006, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended June 30, 2005 and Form 10-K for the year ended Dec. 31, 2004. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

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